Office Lease Contract

Lessor:	WANG Taixiang (“Party A”)

Lessee:	Xingguo General Fruit Industry Development Co., Ltd. (“Party B”)

Party A and Party B have entered the agreement regarding the office lease as follows:

1.	Basic Information of the Office

Party A will lease the five store-front rooms on the first floor of the building, which it owns, to Party B; the said building is located at 77 Pingchuan Boulevard, Xingguo County.

2.	Term of the Lease

The term of the lease is: February 21, 2012 to January 31, 2017.

3.	Rent

The rent for the leased office is ¥13,000 per month (excluding all taxes) and must be paid before the 5th day of each month. Starting in 2013, the rent will increase by 10% over that of the previous year’s monthly rent.

4.	Payment Method

Party B must pay to Party A a security deposit of ¥20,000 on the day of executing this contract, and the deposit will be returned to Party B upon expiration of the term of the lease or used to offset the rent.

5.	Period of Delivery of the Office

Party A must deliver the leased office on the day when this contract becomes effective.

6.	Party A’s Warranty Regarding on the Ownership of the Office

Party A warrants that there is no dispute regarding the ownership of the leased office. If Party A is involved in any such dispute, Party A shall be responsible to compensate Party B for any resulting loss.

7.	Responsibility for Maintenance and Repairs

During the term of the lease, Party B shall not alter the structure of the office without authorization; if, due to its business need, Party B wants to alter the structure of the office, Party B must obtain Party A’s consent. Party B must raise its awareness of safety, and Party B shall be responsible for all losses and any joint and several liability caused to Party A as a result of any safety issues arising from its operations.

8.	Utilities during the Term of the Lease

Party B shall be responsible to pay for all items and material it uses, such as water, electricity, gas, telephone, internet, CCTV, heating facility and others, and shall be responsible for beaches by the occupants.

9.	Expiration of the Lease

If Party B desires to renew the lease, Party B must submit request for renewal prior to the expiration of the lease, and Party B shall have the priority right under the same terms and conditions.

10.	Provisions on the Termination of the Lease Due to Party B’s Actions

Upon the occurrence of any of the following, Party A may terminate this contract and recall the office, and Party B shall be responsible to compensate Party A for all resulting losses:

(1)	Altering the structure of the office without authorization or changing the purpose of use of the office;

(2)	Engaging in any illegal activities on the leased premises;

(3)	Willfully causing damage to the leased office.

11.	Early Termination of This Contract

If, after first two years of the lease, Party B desires to terminate this contract, this contract will automatically terminate if Party B submits such request to Party A three months in advance. However, Party B must pay the last month’s rent to Party A.

If, after first two years of the lease, Party A desires to terminate this contract, this contract will automatically terminate if Party A submits such request to Party B 3 months in advance. However, Party A must pay one month’s rent to Party B.

If, due to factors such as State construction and Force Majeure, Party A must terminate this contract, Party A must generally notify Party B one month in advance. Party A shall not be responsible for any resulting economic loss suffered by Party B.

12.	Liability for Breach

During the term of the lease, both parties hereto must abide by the provisions of this contract; if any party is in breach of the provisions herein, it must pay to the other party a penalty in the amount of 10% of the annual rent; if Party B fails to pay rent on time, Party A shall have the right to charge a penalty in the amount of 2% of the rent for each day past due.

13.	Supplemental Provisions

(1)	During the term of the lease, Party B shall have the right to sublease the leased office to a third party without Party A’s interference. However such third party must not conduct the following operations or activities:

(a)	Machine gaming activities or other activities involving gambling, pornography or internet bar.

(b)	Food and beverage businesses.

(c)	All illegal operations and activities.

(2)	Party B shall not charge transfer fee on its sublease of the leased office; if such transfer fee is discovered, it shall belong to Party A. In the meantime, Party B shall not charge any rent on its sublease of the storefront in excess of the rent provided by Party A; and any excess portion shall belong to Party A.

14.	All documents attached hereto are the inseparable components of this contract. This contract and all documents attached hereto, and all written words and printed words in the fill-in-the-blank part herein, shall have the same legal effect.

All matters not covered in this contract and in all documents attached hereto shall be handled in accordance with the laws, statutes and policies of the People’s Republic of China.

15.	This agreement is in duplicates, with one to each party, and both shall have the same legal effect. It will become effective upon execution by both parties.

Party A:	/s/ WANG Taixiang
Telephone:	15083928979

Party B:	/seal/ Xingguo General Fruit Industry Development Co., Ltd.
Telephone:	0797-5309995

February 10, 2012